UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2005

ENER1, INC.
(Exact name of registrant as specified in its charter)

Florida	000-21138	59-2479377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Office) (Zip Code)

(954) 556-4020
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        Effective April 21, 2005, the board of directors of Ener1, Inc. appointed Ludovico Manfredi to its board of directors. Mr. Manfredi, age 43, is a marketing and business development executive for Cheyne Capital, a London-based hedge fund management company. Mr. Manfredi is currently responsible for European strategic relationships and business development activities for Cheyne, which manages about $6.0 billion in assets. He has served as an executive carrying out such responsibilities for Cheyne since 2000. Prior to joining Cheyne, Mr. Manfredi founded and managed Newfield Group, a company active in commodities and investments in South America, the Caribbean and Western Europe. Previously, Mr. Manfredi worked in commodities trading with the European trading firms of Sucres et Denrees in Paris and Riz et Denrees in Paris and New York.

    Mr. Manfredi has an MBA from the Wharton School of Business, University of Pennsylvania, with a major in Finance and received his initial degree from Institut d’Etudes Politiques de Paris, with a major in Economics and Finance.

    Mr. Manfredi qualifies as an “independent director” under the National Association of Securities Dealers’ Listing Standards and will serve as a member of the Company’s audit committee. Prior to Mr. Manfredi’s appointment to the Company’s board of directors he had no material relationships with the Company.

    Mr. Manfredi will replace Ronald Stewart on the Company’s board of directors. Mr. Stewart resigned as of April 21, 2005 simultaneously with the appointment of Mr. Manfredi, but he will continue to serve as the Company’s Executive Vice President, General Counsel and Secretary. Mr. Stewart’s resignation, combined with the appointment of Mr. Manfredi is consistent with the Company’s continuing efforts to increase the independent members of its board of directors.

        In consideration for Mr. Manfredi serving on the Company’s board of directors and audit committee, he will receive $40,000 per year, payable quarterly. In addition, the Company will grant an option to him under the Company’s 2002 Non-Employee Director Stock Participation Plan to purchase 110,000 shares of the Company’s common stock at the exercise price of $0.70 per share, such options vesting in three equal installments over a three year period commencing one year from the original date of the option grant. Commencing in 2006, Mr. Manfredi shall also receive an additional option as of December 31 of each year that he serves on the Company’s board to purchase 50,000 shares. The exercise price will be equal to fair market value at the time of the grant. The options shall have the same vesting terms as provided above. These options shall be issued under the Company’s 2002 Non-Employee Director Stock Participation Plan. The Company will also pay Mr. Manfredi’s travel expenses to attend Ener1 board meetings, if attendance is required.

Item 1.01 Entry into a Material Definitive Agreement.

        Effective April 21, 2005, Mr. Manfredi and the Company entered into a letter agreement pursuant to which the Company agreed to provide the compensation described in the response to Item 5.02 above to Mr. Manfredi in return for his services as a director. The material terms of this letter agreement are described in the response to Item 5.02 above.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 27, 2005	ENER1, INC. BY: /S/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer